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                                                                  Exhibit 10.2
                                                                  ------------

                          TAX DISAFFILIATION AGREEMENT

TAX DISAFFILIATION AGREEMENT dated as of March 3rd, 1998 by and between Torchmark corporation, a Delaware corporation ("Torchmark") and Waddell & Reed Financial, Inc., a Delaware corporation ("WRFI").

                                    RECITALS

     A. Torchmark is the common parent of an affiliated group of corporations (the "Torchmark Group") within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Torchmark Group includes WRFI and its direct and indirect subsidiaries. The members of the Torchmark Group have heretofore joined in filing consolidated Federal income tax returns.

     B. WRFI expects, pursuant to the Public Offering and Separation Agreement dated as of March 3rd, 1998 (the "Separation Agreement") by and between Torchmark and WRFI, to (i) make and receive payments to and from Torchmark and its Subsidiaries with respect to, and to transfer, intercompany debt (the "Intercompany Debt Settlement"), (ii) contribute preferred stock of Torchmark to United Investors Life Insurance Company, a Missouri corporation ("UILIC") as a contribution to capital (the "UILIC Capital Contribution") and distribute all of the stock of UILIC to WRFI's shareholders pro rata (the "UILIC Spinoff"); (iii) distribute all of the stock of Torch Royalty Company, a Delaware corporation and wholly owned subsidiary of WRFI ("Torch Royalty") to Liberty National Life Insurance Company, an Alabama corporation and a wholly owned subsidiary of Torchmark ("Liberty") as a non-pro rata dividend (the "Torch Royalty Distribution"), (iv) distribute its interest in Century Capital Partners, L.P., a Delaware limited partnership ("Century Capital") to Liberty as a non-pro rata dividend (the "Century Capital Distribution"); (v) sell its interest in Velasco Gas Company Ltd., a Texas limited partnership ("Velasco"), to Torchmark Development Corporation, a wholly-owned subsidiary of Torchmark, in a taxable sale (the "Velasco Sale"); (vi) distribute its interest in Associates Oil & Gas Company, L.P., a Texas limited partnership ("Associates"), to Liberty as a non-pro rata dividend (the "Associates Distribution"); (vii) distribute all of its interest in that certain prepaid expense in the amount of $122,538 that was created in connection with the sale of stock of Nuevo Energy Company, a Delaware corporation ("Nuevo Expense"), to Torchmark as a non-pro rata dividend (the "Nuevo Expense Distribution"); and (viii) distribute that certain account receivable, payable by Torch Energy Advisors Incorporated in the amount of approximately $1,938,000 and received in connection with the disposition of Torch Energy Advisors Incorporated, plus the Balancing Cash (as defined in the Separation Agreement) (together, the "Waddell Ranch Receivable") to Torchmark as a non-pro rata dividend (the "Waddell Ranch Receivable Distribution") and (ix) make an initial public offering of certain newly issued shares of common stock of WRFI (the "Offering").

     C. Torchmark expects, after the Offering, to (i) cause Liberty to distribute all of the WRFI stock it owns to Torchmark as a dividend (the Liberty/WRFI Spinoff"), (ii) contribute the

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stock of American Income Life Insurance Company, an Indiana corporation and a wholly owned subsidiary of Torchmark, to Globe Life and Accident Insurance Company, a Delaware corporation and a wholly owned subsidiary of Torchmark ("Globe") as a capital contribution (the "Globe Capital Contribution"), and
(iii) distribute all of the stock of WRFI it owns to the Torchmark shareholders as a pro rata dividend (the "Torchmark/WRFI Spinoff").

     D. Torchmark and WRFI expect, as a result of the Offering, that (i) WRFI and its direct and indirect subsidiaries will no longer be eligible members of the Torchmark Group, and (ii) after the Offering WRFI will be the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code which will file consolidated Federal income tax returns.

     E. Torchmark and WRFI intend (the "Intended Tax Results") (i) the Intercompany Debt Settlement to be tax free (other than with respect to any taxable interest designated as interest under the terms of the relevant debt instrument) to all parties, (ii) the UILIC Capital Contribution and the Globe Capital Contribution to be tax free to each transferor and transferee pursuant to Sections 351 and 1032 of the Code, (iii) the UILIC Spinoff and the Torchmark/WRFI Spinoff to be tax-free to each distributing corporation and to each transferee shareholder pursuant to Section 355 of the Code, (iv) the Liberty/WRFI Spinoff to cause Liberty to recognize taxable income pursuant to
Section 815 of the Code and otherwise to be tax-free to Liberty and Torchmark pursuant to section 355 of the Code, (v) each of the Torch Royalty Distribution, the Century Capital Distribution, the Associates Distribution, the Nuevo Expense Distribution, and the Waddell Ranch Receivable Distribution to be taxable distributions pursuant to Sections 301 and 311 of the Code, subject to the deferred intercompany transaction provisions of Section 1.1502-13 of the Treasury Regulations until the closing of the Torchmark/WRFI Spinoff, (vi) the receipt of the proceeds of the Velasco Sale by WRFI to be taxable, and (vii) the receipt of the Offering proceeds by WRFI to be tax free pursuant to Section 1032 of the Code. The "Intended Tax Results" include all tax consequences that are consistent with and follow from the tax treatment described in the immediately preceding sentence (e.g., it is an Intended Tax Result for a transferee shareholder's adjusted tax basis in a transaction under Section 355 of the Code to be allocated pursuant to Section 358 of the Code). Notwithstanding anything to the contrary in this paragraph, (i) if any of the Intended Transactions is addressed in a private letter ruling issued by the Internal Revenue Service in a manner requested by Torchmark, the "Intended Tax Results" of that Intended Transaction shall be the tax results requested by Torchmark and set forth in such private letter ruling, and (ii) the "Intended Tax Results" include the recognition of income from previously deferred intercompany transactions caused by any Intended Transaction.

     F. Torchmark and WRFI desire on behalf of themselves, their direct and indirect subsidiaries, and their successors to set forth their rights and obligations with respect to Taxes (as hereinafter defined) due for periods before and after the Offering.

     NOW, THEREFORE, the parties hereto agree as follows:

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                                   ARTICLE I

                                  DEFINITIONS

     For the purposes of this Agreement,

     1.1 "Associates" shall have the meaning set forth on page 1 of this Agreement.

     1.2 "Associates Distribution" shall have the meaning set forth on page 1 of this Agreement.

     1.3 "Century Capital" shall have the meaning set forth on page 1 of this Agreement.

     1.4 "Century Capital Distribution" shall have the meaning set forth on page 1 of this Agreement.

     1.5   "Code" shall have the meaning set forth on page 1 of this Agreement.

     1.6 "Existing Tax Allocation Agreement" means that certain Consolidated Tax Allocation Agreement dated August 29, 1990, effective as of January 1, 1989, by and among Torchmark and each of the corporations listed on Exhibit A thereto (which includes WRFI and its Subsidiaries).

     1.7 "Final Determination" shall mean with respect to any issue (1) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (2) a closing agreement entered into under
Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (3) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

     1.8 "Former WRFI Subsidiaries" means Century Capital and any entity that is, or ever has been, a Subsidiary of WRFI, but which is not currently, or will not continue to be as a result of the Intended Transactions, a Subsidiary of WRFI, including but not limited to WRAMCO, UILIC, Torch Royalty, Torch Energy, Associates, and Velasco.

     1.9  "Globe" shall have the meaning set forth on page 2 of this Agreement.

     1.10 "Globe Capital Contribution" shall have the meaning set forth on page 2 of this Agreement.

     1.11 "Intended Tax Results" shall have the meaning set forth on page 2 of this Agreement.

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     1.12  "Intended Transactions" shall mean the UILIC Capital Contribution, the UILIC Spinoff, the Intercompany Debt Settlement, the Torch Royalty Distribution, the Century Capital Distribution, the Associates Distribution, the Velasco Sale, the Nuevo Expense Distribution, the Waddell Ranch Receivable Distribution, the Offering, the Globe Capital Contribution, the Liberty/WRFI Spinoff, and the Torchmark/WRFI Spinoff.

     1.13 "Intercompany Debt Settlement" shall have the meaning set forth on page 1 of this Agreement.

     1.14  "Liability Issue" shall have the meaning set forth in Section 4.2.

     1.15 "Liberty" shall have the meaning set forth on page 1 of this Agreement.

     1.16 "Liberty/WRFI Spinoff" shall have the meaning set forth on page 1 of this Agreement.

     1.17 "Nuevo Expense" shall have the meaning set forth on page 1 of this Agreement.

     1.18 "Nuevo Expense Distribution" shall have the meaning set forth on page 1 of this Agreement.

     1.19 "Offering" shall have the meaning set forth on page 1 of this Agreement.

     1.20 "Offering Date" shall mean the last day on which, due to the issuance of shares of WRFI stock in the Offering, WRFI could be considered a member of the Torchmark Group.

     1.21  "Payor" shall have the meaning set forth in Section 2.5.

     1.22  "Payee" shall have the meaning set forth in Section 2.5.

     1.23 "Period After Offering" shall mean any taxable year or other taxable period beginning after the Offering Date and, in the case of any taxable year or other taxable period that begins before and ends after the Offering Date, that part of the taxable year or other taxable period that begins after the close of the Offering Date.

     1.24 "Period Before Offering" shall mean any taxable year or other taxable period that ends on or before the Offering Date and, in the case of any taxable year or other taxable period that begins before and ends after the Offering Date, that part of the taxable year or other taxable period through the close of the Offering Date.

     1.25 "Retained Group" shall mean, for any period, Torchmark and its Subsidiaries (which, as defined in "Subsidiary" below, includes the Former WRFI Subsidiaries and excludes WRFI and its Subsidiaries).

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     1.26  "Separation Agreement" shall have the meaning set forth on page 1 of this Agreement.

     1.27 "Subsidiary" of an entity (the "first entity") shall mean a current or former corporation, partnership, joint venture or other business entity (the "second entity") where 50% or more of the outstanding equity or voting power of such second entity is owned directly or indirectly by the first entity. In determining whether a Subsidiary is a Subsidiary of WRFI or Torchmark for any period, WRFI shall not be considered a Subsidiary of Torchmark, and any Subsidiary of WRFI shall be considered a Subsidiary of WRFI, not Torchmark, for such period except the Former WRFI Subsidiaries, each of which shall be considered a subsidiary of Torchmark for all periods.

     1.28 "Tax or Taxes" means all taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, estimated taxes, excise, personal property, real property, sales, ad valorem, value-added, leasing, withholding, social security, workers' compensation, unemployment insurance, occupation, use, service, service use, license, stamp, payroll, employment, windfall profit, environmental, alternative or add-on minimum tax, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local, or foreign governmental authority whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed on or with respect to any such taxes, charges, fees, levies, imposts, duties or other assessments.

     1.29  "Tax Controversy" shall have the meaning set forth in Section 4.3.

     1.30 "Tax Refund" shall mean a refund of Taxes (including a reduction in Taxes as a result of any credit or any offset against Taxes) reduced (but not below zero) by any net increase in Taxes by the recipient (or its affiliate) thereof as a result of the receipt thereof.

     1.31 "Tax Returns" shall mean all returns, reports or other documents or information to be filed or that may be filed for any period with any Taxing authority (whether domestic or foreign) in connection with any Tax or Taxes (whether domestic or foreign).

     1.32 "Torch Energy" shall mean Torch Energy Advisors, Incorporated, a Delaware corporation, and formerly a wholly owned subsidiary of WRFI, and the former subsidiaries of Torch Energy.

     1.33 "Torch Royalty" shall have the meaning set forth on page 1 of this Agreement.

     1.34 "Torch Royalty Distribution" shall have the meaning set forth on page 1 of this Agreement.

     1.35 "Torchmark" shall have the meaning set forth on page 1 of this Agreement.

     1.36 "Torchmark Group" shall have the meaning set forth on page 1 of this Agreement.

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     1.37  "Torchmark Item" shall have the meaning set forth in Section 4.3.

     1.38 "Torchmark/WRFI Spinoff" shall have the meaning set forth on page 2 of this Agreement.

     1.39  "UILIC" shall have the meaning set forth on page 1 of this Agreement.

     1.40 "UILIC Capital Contribution" shall have the meaning set forth on page 1 of this Agreement.

     1.41 "UILIC Spinoff" shall have the meaning set forth on page 1 of this Agreement.

     1.42 "Underpayment Rate" shall mean the rate specified under Section 6621(a)(2) of the Code.

     1.43 "Velasco" shall have the meaning set forth on page 1 of this Agreement.

     1.44 "Velasco Sale" shall have the meaning set forth on page 1 of this Agreement.

     1.45 "Waddell Ranch Receivable" shall have the meaning set forth on page 1 of this Agreement.

     1.46 "Waddell Ranch Receivable Distribution" shall have the meaning set forth on page 1 of this Agreement.

     1.47 "WRAMCO" shall mean Waddell & Reed Asset Management Company, a Missouri corporation.

     1.48 "WRAMCO Ruling" shall mean the private letter ruling dated July 8, 1997 issued by the Internal Revenue Service with respect to the WRAMCO Spinoff.

     1.49 "WRAMCO Spinoff" shall mean the 1997 distributions of the stock of WRAMCO from Waddell & Reed, Inc. to Waddell & Reed Financial Services, Inc., from Waddell & Reed Financial Services, Inc., to United Investors Management Company, from United Investors Management Company to Liberty and Torchmark, and from Liberty to Torchmark, and related transactions, as more fully described in the WRAMCO Ruling.

     1.50  "WRFI" shall have the meaning set forth on page 1 of this Agreement.

     1.51 "WRFI Group" shall mean, for any period, WRFI and its Subsidiaries (which, as defined in "Subsidiary" above, excludes the Former WRFI Subsidiaries).

     1.52  "WRFI Item" shall have the meaning set forth in Section 4.3.

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                                   ARTICLE II

                  TAX RETURNS, TAX PAYMENTS AND EVENT OF LOSS

     2.1  Obligation to File Tax Returns.

     (a) Torchmark shall timely prepare and file (or cause to be prepared and filed) all Tax Returns that (i) are filed on a consolidated, combined or unitary basis, (ii) include Torchmark or any of its Subsidiaries, and (iii) are required to be filed (A) for any Period Before Offering or (B) for any taxable year or period of Torchmark or any such Subsidiary that begins before and ends after the Offering Date, provided, however, that if WRFI, any of its Subsidiaries, or any of the WRFI Former Subsidiaries are included in any such Tax Return, WRFI shall prepare or cause to be prepared in accordance with the Existing Tax Allocation Agreement and past practice of WRFI and its predecessors and deliver to Torchmark (or cause to be prepared and delivered to Torchmark) 30 days prior to the due date for filing of such Tax Return by Torchmark (7 days in the case of estimated Tax Returns), all information Torchmark needs regarding WRFI, its Subsidiaries and any of the WRFI Former Subsidiaries in order to prepare and file such Tax Return, in the form required by section 2 of the Existing Tax Allocation Agreement.

     (b) Torchmark shall timely file (or cause to be filed) any other Tax Return with respect to the Retained Group and its members, and WRFI shall timely file (or cause to be filed) any other Tax Return with respect to the WRFI Group and its members.

     (c) Torchmark shall have sole discretion to take or not take a position in and with respect to any Tax Return which Torchmark is required to file or cause to be filed hereunder, and WRFI shall have sole discretion to take or not take a position in and with respect to any Tax Return which WRFI is required to file or cause to be filed hereunder, provided, however, that all such Tax Returns shall be consistent with the Intended Tax Results and the WRAMCO Ruling, and each party agrees not to, and not to allow any of its respective Subsidiaries to, take or fail to take any action which is inconsistent with the Intended Tax Results or the WRAMCO Ruling.

     2.2 Obligation to Remit Taxes. Torchmark and WRFI shall each remit or cause to be remitted any Taxes due in respect of any Tax for which it is required to file a Tax Return and shall be entitled to reimbursement for such payments only to the extent provided in Article II hereof.

     2.3  Certain Tax Sharing Obligations and Prior Agreements.

     (a) Except as provided in Section 2.3(b)(ii) hereof, Torchmark shall be liable for and shall hold each member of the WRFI Group harmless on an after tax basis against (i) any liability attributable to any member of the Retained Group for Taxes, regardless of whether attributable to a Period Before Offering or a Period After Offering, including any such Tax liability asserted against any member of the WRFI Group under the provisions of Treas. Reg. 1.1502-6(a) that impose several liability on members of an affiliated group of corporations that files consolidated

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returns, or similar provisions of any foreign, state or local law, and (ii) any liability attributable to any member of the Retained Group or the WRFI Group for Taxes with respect to the WRAMCO Spinoff or with respect to any of the Intended Transactions (including all Intended Tax Results). Torchmark shall be entitled to any Tax Refund which is attributable to both an entity and a taxable year or taxable period for which Torchmark has liability hereunder.

     (b) WRFI shall be liable for and shall hold each member of the Retained Group harmless on an after tax basis against (i) except as provided in Sections 2.3(a)(ii) and 2.8 hereof, any liability attributable to any member of the WRFI Group for Taxes, regardless of whether attributable to a Period Before Offering or a Period After Offering, and (ii) any liability attributable to any member of the Retained Group or the WRFI Group for Taxes with respect to any of the Intended Transactions or the WRAMCO Spinoff caused by or resulting directly or indirectly from the breach (including inconsistent actions or positions, other than actions or positions referred to by the registration statement prepared in connection with the Offering), subsequent to the date of this Agreement, by any member of the WRFI Group of any of the agreements set forth in section 2.3(c) hereof, or of any of the representations, warranties or agreements of any member of the Torchmark Group set forth in the private letter ruling requests and supplemental submissions filed or to be filed with the Internal Revenue Service with respect to any of the Intended Transactions, but only to the extent the Retained Group in the aggregate is liable for more Taxes with respect to the Intended Transactions and the WRAMCO Spinoff than they would have been had such breach not occurred. WRFI shall be entitled to any Tax Refund which is attributable to both an entity and a taxable year or taxable period for which WRFI has liability hereunder.

     (c) Each party agrees to report and treat, and to cause its Subsidiaries to report and treat, (i) the Intended Transactions in accordance with the Intended Tax Results, and take no position inconsistent therewith in any document, filing or forum whether Tax related or not, and (ii) the WRAMCO Spinoff in accordance with the WRAMCO Ruling, and take no position inconsistent therewith in any document, filing or forum whether Tax related or not. Torchmark and WRFI shall not, and shall not permit any of their respective Subsidiaries to, take or cause or permit to be taken, any action that would cause (y) any Tax results to occur with respect to the Intended Transactions other than the Intended Tax Results, or (z) any Tax results to occur with respect to the WRAMCO Spinoff other than the Tax results contemplated by the WRAMCO Ruling.

     (d) (i) Torchmark and WRFI and its Subsidiaries are parties to the Existing Tax Allocation Agreement. The parties acknowledge that the obligations of WRFI and its Subsidiaries under the Existing Tax Allocation Agreement will terminate as of the Offering Date, but that pursuant to section 10 of the Existing Tax Allocation Agreement it will remain in effect for each of WRFI and its Subsidiaries with respect to any period during which WRFI or such Subsidiary must be included in the Torchmark Group. Notwithstanding such continuing effect of the Existing Tax Allocation Agreement, the parties agree that to the extent the provisions of this Tax Disaffiliation Agreement and the provisions of the Existing Tax Allocation Agreement differ or conflict, the provisions of this Tax Disaffiliation Agreement shall be controlling, and the Existing Tax Allocation Agreement is hereby amended to such extent.

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     (ii)  In consideration of the mutual indemnities and other obligations of this Agreement, any and all existing tax sharing agreements and prior practices regarding Taxes and their payment, allocation, or sharing between any member of the Retained Group and any member of the WRFI Group (other than the Existing Tax Allocation Agreement) shall be terminated with respect to each member of the WRFI Group as of the Offering Date, provided, however, that such agreements and practices shall remain in effect for each of WRFI and its Subsidiaries with respect to any period during which WRFI or such Subsidiary must be included in the Torchmark Group. Notwithstanding such continuing effect of such agreements and practices, the parties agree that to the extent the provisions of this Tax Disaffiliation Agreement and the provisions of such agreements or practices differ or conflict, the provisions of this Tax Disaffiliation Agreement shall be controlling, and such agreements and practices are hereby amended to such extent.

     2.4 Period that includes the Offering Date. If it is necessary for purposes of this Agreement to determine the income tax liability of any member of the WRFI Group or of the Retained Group for a taxable year that begins on or before and ends after the Offering Date and is not treated under Section 2.3(a) as closing at the close of the Offering Date, the determination shall be made by assuming that such member of the WRFI Group or of the Retained Group had a taxable year that ended at the close of the Offering Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis.

     2.5 Payments. To the extent that a party owes money (the "Payor") to another party (the "Payee") pursuant to this Article II, the Payor shall pay the Payee the amount for which the Payor is required to pay or indemnify the Payee under this Article II on the dates and in the manner specified in the Existing Tax Allocation Agreement. The payee shall submit the Payee's calculations of the amount required to be paid pursuant to this Article II, showing such calculations in sufficient detail so as to permit the Payor to understand the calculations. The Payor shall have the right to disagree with such calculations. Any dispute regarding such calculations shall be resolved in accordance with Article VII of this Agreement.

     2.6 Interest. Any payment required by this Agreement which is not made on or before the date provided hereunder shall bear interest after such date at the Underpayment Rate.

     2.7 Tax Refund Claims. WRFI shall be permitted to file at WRFI's sole expense, and Torchmark and its Subsidiaries shall reasonably cooperate (including signing any Torchmark Tax Return that WRFI prepares and executing and delivering powers of attorney in favor of persons designated by WRFI) with WRFI in connection with, any claims for a Tax Refund to which WRFI is entitled pursuant to this Article II or any other provision of this Agreement. WRFI shall reimburse Torchmark for any reasonable out-of-pocket costs and expenses incurred by any member of the Torchmark Group in connection with such cooperation. Torchmark shall be permitted to file at Torchmark's sole expense, and WRFI and its Subsidiaries shall reasonably cooperate (including signing any WRFI Tax Return that Torchmark prepares and executing and delivering powers of attorney in favor of persons designated by Torchmark) with Torchmark in connection with, any claims for a Tax Refund to which Torchmark is entitled pursuant to this Article II or any other provision of this Agreement. Torchmark shall reimburse WRFI for any

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

reasonable out-of-pocket costs and expenses incurred by any member of the WRFI Group in connection with such cooperation.

     2.8  Kansas (and Other) State Income Tax.

     (a) The parties acknowledge that state income tax returns have been filed in Kansas on a unitary basis with respect to the WRFI Group for years through 1996, that amended returns claiming refunds have been or will be filed for 1993, 1994, and 1995 on a unitary basis with respect to the combined WRFI Group and Torchmark, that the return for 1996 has been filed on a unitary basis with respect to the combined WRFI Group and Torchmark, and that the returns for 1997 and the relevant portion of 1998 shall be filed on a unitary basis with respect to the combined WRFI Group and Torchmark. Notwithstanding anything to the contrary herein, in determining Torchmark's and WRFI's respective shares of the Kansas state income tax liability and refunds (and related interest, if any), the amount of the aggregate Kansas state income tax liability allocable to WRFI shall be the amount the WRFI Group would have paid had the taxes been determined on a unitary basis with respect to the WRFI Group only, and any remaining liability shall be allocable to Torchmark. Accordingly, Torchmark shall be entitled to all refunds and amounts attributable to reductions in taxes for a particular year until the aggregate liability for that year is less than the amount allocated to WRFI.

     (b) The parties acknowledge that state income tax returns have been or will be filed in other states (in addition to Kansas) on a unitary basis with respect to the WRFI Group in periods prior to the Offering Date which may be amended or filed on a unitary basis with respect to the combined WRFI Group and Torchmark. Notwithstanding anything to the contrary herein, in determining Torchmark's and WRFI's respective shares of the state income tax liability and refunds (and related interest, if any) in each of such states, the parties shall employ the method outlined in Section 2.8(a).

     (c) The federal tax consequences resulting from the allocation of state taxes set forth herein shall be allocated among the parties in accordance with this Agreement (and the Existing Tax Allocation Agreement to the extent applicable under this Agreement).

                                  ARTICLE III

                                   CARRYBACKS

     3.1 Retained Group Carrybacks. In its sole discretion Torchmark may file any Tax Return which carries back any net operating loss, credit, or other Tax attribute attributable to a member of the Retained Group from a Period After Offering to a Period Before Offering, provided, however, that without the written consent of WRFI, Torchmark may not carryback any item to the extent it would result in a material detriment to any member of the WRFI Group.

     3.2 WRFI Group Carrybacks. No member of the WRFI Group shall file any Tax Return which carries back any net operating loss from a Period After Offering to a Period Before Offering without the written consent of Torchmark. Members of the WRFI Group may file, and at WRFI's request Torchmark shall file or cause to be filed at WRFI's expense, a Tax Return which carries back any credit or other Tax attribute (other than net operating losses) attributable to a member of the WRFI Group from a Period After Offering to a Period Before Offering, and receive a payment related to the associated tax benefit in accordance with the Existing Tax Allocation Agreement, unless such carryback would result in a material detriment to any member of the Torchmark Group (excluding any member of the WRFI Group).

                                   ARTICLE IV

                               TAX CONTROVERSIES

     4.1 General. Except as provided in Section 4.2, each of WRFI and Torchmark shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under Section 2.1.

     4.2 Notice. Torchmark and WRFI shall use reasonable efforts to keep each other advised as to the status of Tax audits and other proceedings involving any issue which relates to any Tax of the other or its Subsidiaries or could give rise to a Tax liability or a Tax Refund of the other or its Subsidiaries under this Agreement (a "Liability Issue"). Torchmark and WRFI shall promptly furnish each other copies of any inquiries, audits or other proceedings, requests for information, notices, proposed adjustments, proposed deficiencies and reports from any Taxing Authority or any other administrative, judicial or other governmental authority concerning or that could concern a Liability Issue of the other.

     4.3  Contest Provisions.  Subject to the cooperation provisions in Section
4.2 and Article V hereof and to this Section 4.3, Torchmark shall have full responsibility and discretion in the handling of any Tax controversy with respect to any Tax Return which Torchmark is required to file or cause to be filed hereunder, including, without limitation, an audit, a protest to the Appeals Division of the IRS, other administrative appeals, and litigation in Tax Court or any other court of competent jurisdiction (a "Tax Controversy"). In the event a Tax Controversy involves items that could give rise to a payment of Tax for which WRFI would be liable hereunder or otherwise or a refund of Tax for which WRFI would be entitled hereunder or otherwise (a "WRFI Item") and also involves items that could give rise to a payment of Tax for which Torchmark would be liable or a refund of Tax for which Torchmark would be entitled hereunder or otherwise (a "Torchmark Item"), then Torchmark shall advise and consult with WRFI with respect to such Tax Controversy and any proposed settlement thereof which affects the WRFI Items, and shall not settle any WRFI Item without WRFI's consent (which consent may not be unreasonably withheld). WRFI and its representatives, at WRFI's expense, shall be entitled to participate in all conferences, meetings, or proceedings with any Tax Authority, the subject matter of which includes or affects any WRFI Item, and shall be entitled to participate in all appearances before any court, the subject matter of which includes or affects any WRFI Item. The right of WRFI to participate shall include, without limitation, discretion to control the content of documentation, protests, memoranda of fact and law and briefs, the conduct of oral arguments or presentations, the selection of witnesses, and the negotiation of stipulations of fact with respect to the WRFI Items. In the event a Tax Controversy involves only WRFI Items, and has no affect on

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Torchmark Items, then upon request by WRFI, WRFI shall have full responsibility and discretion in the handling, at WRFI's expense, of such Tax Controversy with Torchmark's cooperation as set forth in Section 4.2 and Article V hereof.

     4.4 Payment of Audit Assessments. The obligation for payment or entitlement to refund resulting from a Tax Controversy shall be limited to the net increase or net decrease in Tax liability resulting (for all past and future periods) from a change in Tax treatment required by a Final Determination. The obligation or entitlement shall be determined for each taxable year or period affected by the Final Determination and paid by or to a party at the same time the additional Tax or Tax refund with respect to that year is due or received. If Torchmark and WRFI agree, instead of making or receiving annual payments to settle the payments due from a Final Determination, a one-time settlement payment could be made at the time of the Final Determination, adjusted to reflect the present value of the increase and/or decrease in future tax liabilities resulting from the change in Tax treatment using, with respect to tax periods prior to the date of such Final Determination, the highest marginal tax rate of the applicable taxing jurisdiction known to be applicable to the entities, tax periods and items involved, and with respect to tax periods thereafter, using the highest marginal tax rate of the applicable taxing jurisdiction in effect as of the date of such Final Determination with respect to the entities and items involved, and using a discount rate equal to the Underpayment Rate in effect as of the date of such Final Determination.

                                   ARTICLE V

                                  COOPERATION

     Torchmark and WRFI shall (and shall cause the members of the Retained Group and the WRFI Group, as the case may be to) cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents and employees as are necessary to carry out the intent of this Agreement. Each party agrees to notify the other party of any audit adjustments which do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries, for a Period After Offering.

                                   ARTICLE VI

                          RETENTION OF RECORDS; ACCESS

     The Retained Group and the WRFI Group shall (a) until the expiration of the relevant statute of limitations, retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the Retained Group or the WRFI Group or for the audit of such Tax Returns; and (b) give to the other party reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such returns to the extent relevant to an obligation or liability of a party under this Agreement. Within thirty days following the filing of each of Torchmark's final

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

consolidated, combined or unitary Tax Returns for Periods Before Distribution, Torchmark shall furnish WRFI with (i) copies of the relevant portion of such Tax Returns that relate to the WRFI Group and (ii) to the extent in Torchmark's possession, information concerning (a) the tax basis of the assets of the WRFI Group as of the Offering Date, (b) the earnings and profits of each member of the WRFI Group as of the Offering Date, (c) WRFI's and its Subsidiaries' tax basis in their respective Subsidiaries as of the Offering Date, (d) the net operating loss carryover, investment tax credit carryover, alternative minimum tax carryover and capital loss carryover, if any, available to the WRFI Group as of the Offering Date and (e) all elections with respect to Taxes in effect for the WRFI Group. Prior to destroying any records, documents, data or other information in accordance with this Article, the party wishing to destroy such items will give the other party a reasonable opportunity to obtain such items (at such other party's expense).

                                  ARTICLE VII

                                    DISPUTES

     7.1 Calculation Disputes. If the parties disagree as to the calculation of any Tax or the amount of (but not liability for) any payment to be made under this Agreement, the parties shall cooperate in good faith to resolve any such dispute, and any agreed-upon amount shall be paid to the appropriate party. If the parties are unable to resolve any such dispute within 15 days thereafter, such dispute shall be resolved by a nationally recognized accounting firm acceptable to both Torchmark and WRFI. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such decision shall be borne equally by Torchmark and WRFI. Following the decision of such accounting firm, the parties shall each take (or cause to be taken) any action that is necessary or appropriate to implement such decision, including, without limitation, the prompt payment of underpayments or overpayments, with interest calculated on such overpayments and underpayments at the Underpayment Rate from the date such payment was due (the due date of payments governed by Section 2.5 of this Agreement shall be the date a payment is due thereunder assuming the party does not dispute the amount owed) through the date such underpayment or overpayment is paid or refunded.

     7.2  Other Disputes.  All disputes not covered by the provisions of Section
7.1 hereof will be resolved through the provisions of Article IX of the Separation Agreement.

                                  ARTICLE VIII

                           TERMINATION OF LIABILITIES

     Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall not terminate any earlier than the expiration of the applicable statute of limitation for such liability. All other representations, warranties and covenants under this Agreement shall survive indefinitely.

                                   ARTICLE IX


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

                            MISCELLANEOUS PROVISIONS

     9.1 Notices and Governing Law. All notices required or permitted to be given pursuant to this Agreement shall be given, and the applicable law governing the interpretation of this Agreement shall be determined, by the applicable provisions of the Separation Agreement.

     9.2 Treatment of Payments. The parties hereto shall treat any payments made pursuant to the terms of this Agreement as a capital transaction for all tax purposes, except to the extent such payments represent interest paid pursuant to Section 2.6.

     9.3 Binding Effect; No Assignment; Third Party Beneficiaries. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns. Torchmark and WRFI hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each member of the Retained Group and the WRFI Group, respectively. Torchmark and WRFI shall, upon the written request of the other, cause any of their respective Subsidiaries to execute this Agreement. Torchmark or WRFI shall not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party. No person (including, without limitation, any employee of a party or any stockholder of a party) shall be, or shall be deemed to be, a third party beneficiary of this Agreement.

     9.4 Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, whether or not written, concerning such subject matter. This Agreement may not be amended except by an agreement in writing, signed by the parties.

     9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

     9.6 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, to compel performance of each party's obligations hereunder, the parties shall be entitled to the issuance of injunctive relief and the granting of specific performance, in addition to any other remedy at law or equity.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                 TORCHMARK CORPORATION

                                 By:  /s/ Michael K. Fagin
                                      --------------------
                                      Michael K. Fagin
                                      Vice President


                                 WADDELL & REED FINANCIAL, INC.

                                 By:  /s/ Keith A. Tucker
                                      -------------------
                                      Keith A. Tucker
                                      Chief Executive Officer

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